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                                                                    Exhibit 10.3

[PLATINUM LOGO]                                                 P.O. Box HM 3012
                                                                Hamilton HM MX
                                                                Bermuda

                                                                TEL 441-295-7195
                                                                FAX 441-295-4605

                                                                June 24, 2004

Mr. William A. Robbie
#3 Seaspray
#1 Palmetto Court
Smiths FL 07 Bermuda

            Re:   Separation Agreement

Dear Bill:

            This letter represents the agreement (the "Agreement") between Platinum Underwriters Holdings, Ltd. ("Platinum") and you, effective as of the date hereof, with respect to your resignation from your current positions with Platinum. This Agreement supersedes the employment agreement between you and The St. Paul Companies, Inc. dated July 3, 2002, which was assigned to and assumed by Platinum effective November 1, 2002, as the same agreement may have been amended (the "Employment Agreement"), except to the extent specifically incorporated herein by reference.

            (1)   Resignation

            You have tendered your written resignation at the request of Platinum from the boards of directors of the subsidiaries of Platinum (the "Subsidiaries") effective June 24, 2004, and from all officer positions with Platinum and the Subsidiaries effective July 6, 2004, and from employment with Platinum and/or the Subsidiaries effective November 30, 2004 (the "Separation Date"). The Board of Directors has accepted your resignations, and thanks you for your services to Platinum.

            From and after July 6, 2004 until the Separation Date you will be an employee of Platinum Administrative Services, Inc. ("PASI") and assist with such matters as the Chief Financial Officer or General Counsel of Platinum may reasonably request, provided that you shall not be required to work in PASI's New York office more than 5 days per month. As an employee of PASI, you will be paid base salary at your current rate and will be eligible for benefits applicable to PASI employees generally. You will not be eligible for an annual incentive bonus for 2004.

            (2)   Separation Payment; Release

            In consideration of the termination of your Employment Agreement by Platinum "without Cause," you will be entitled to receive from Platinum following the Separation Date a lump-sum cash payment of US $612,500 (the "Severance Payment"), subject to applicable

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withholding or other taxes. The Severance Payment is contingent upon your execution on or after the Separation Date of the "Full and Complete Release" attached as Exhibit A hereto, and will be made to you within five business days following the effectiveness of the Release, i.e., the lapse of the 7-day revocation period of the Release without revocation by you. You will also be entitled to receive any earned but unpaid base salary, reimbursable business expenses and any vested amounts or benefits under Platinum's employee benefit plans through the Separation Date.

            (3)   Share Options

            Pursuant to the terms of your Nonqualified Share Option Agreement dated November 1, 2002 (the "Option Agreement") with respect to 150,000 common shares, and the terms of the Platinum 2002 Share Incentive Plan, (i) you have previously exercised the previously vested portion of the option with respect to 37,500 common shares, (ii) your option with respect to 37,500 common shares will vest on November 1, 2004 and be exercisable in accordance with the Option Agreement, and (iii) your option with respect to the remaining 75,000 common shares, which will not have become vested as of the Separation Date, will terminate in accordance with its terms and you will forfeit all rights with respect thereto on the Separation Date.

            (4)   Restricted Share Units

            Pursuant to the terms of your Award Agreement for Restricted Share Units dated March 15, 2003 with respect to 2,019 common shares, and the terms of the Platinum Annual Incentive Plan, your share units will become fully vested on September 12, 2004, subject to applicable withholding or other taxes.

            (5)   Relocation

            You will return your Bermuda work permit to Platinum on July 6, 2004. You will make reasonable efforts for the termination of the lease on your Bermuda residence as promptly as practicable following June 24, 2004 and Platinum will pay any fees and expenses in connection with such termination. You will also make reasonable efforts for the termination of the lease on your Bermuda business automobile as promptly as practicable following June 24, 2004 and Platinum will reimburse you for any fees and expenses in connection with such termination. On or prior to the Separation Date, Platinum will pay you $20,000 for your relocation expenses to the United States, subject to applicable withholding or other taxes.

            (6)   Restrictive Covenants

            You hereby acknowledge and agree that you will continue to be bound by the terms of the confidentiality and non-solicitation covenants set forth in
(i) Section 8 of the Employment Agreement, and (ii) Section 8 of your Nonqualified Share Option Agreement dated November 1, 2002, in each case for the time periods as set forth therein following the Separation Date, such provisions being incorporated by reference as if set forth herein in their entirety (based on their applicability to Platinum and its affiliates in connection with its assumption of the Employment Agreement). You acknowledge that any breach of the covenants contained therein would irreparably injure Platinum and you therefore agree that Platinum may, in addition to

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pursuing any other remedies it may have in law or in equity, seek to obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation of these covenants by you.

            (7)   Nondisparagement; Public Statements

            You agree that you will not at any time following the date hereof make any statements or express any views that disparage the business reputation or goodwill of Platinum or its affiliates. Platinum agrees that it will not at any time following the date hereof make any statements or express any views that disparage your business reputation, your public image or your good name. Platinum also agrees to provide you with the opportunity to contribute to the preparation of any press releases or other public statements made by Platinum in connection with your resignation.

            (8)   Cooperation

            Following the Separation Date, you agree to reasonably cooperate with Platinum and its affiliates in providing information that Platinum and its affiliates reasonably request and in taking such other action as Platinum and its affiliates may reasonably request including, without limitation, the signing of certain routine documents and other instruments for administrative purposes. You further agree to reasonably assist Platinum and its affiliates with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to Platinum or its affiliates, including, but not limited to, any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which you are a named party whose interests are adverse to those of Platinum.

            (9)   Return of Property

            On the Separation Date you will return to Platinum all documents, records, files and other information and property belonging or relating to Platinum or its affiliates. You acknowledge that all such materials are, and will remain, the exclusive property of Platinum, and you may not retain originals or copies of such materials without the express written approval of Platinum.

            (10)  COBRA Coverage.

            PASI will pay for the cost of COBRA coverage for you from the Separation Date until August 5, 2005.

            (11)  Dispute Resolution

            Your right to dispute resolution under Section 10(d) of the Employment Agreement is hereby incorporated into this Agreement as if set forth herein in its entirety (based on its applicability to Platinum and its affiliates in connection with its assumption of the Employment Agreement).

            (12)  General

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            This Agreement supersedes all prior agreements between you and
Platinum (and its predecessors or affiliates), whether written or oral, relating to employment or separation from employment, including, without limitation, the Employment Agreement, except to the extent specifically incorporated herein by reference. This Agreement may only be amended by mutual written agreement of the parties. This Agreement shall be governed by the laws of the State of New York without reference to rules relating to conflict of laws.

            Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below. Please return to me the signed copy of this Agreement. The Full and Complete Release should be signed and returned only on or after the Separation Date.

                            PLATINUM UNDERWRITERS HOLDINGS, LTD.

                            By: /s/ Michael E. Lombardozzi
                                -----------------------------------
                                Name: Michael E. Lombardozzi
                                Title: Executive Vice President, General Counsel
                                       and Secretary

ACCEPTED AND AGREED:

/s/ William A. Robbie
------------------------
William A. Robbie

Dated: June 24, 2004

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                                                                       EXHIBIT A

                            FULL AND COMPLETE RELEASE

            I, William A. Robbie, in consideration of the separation payments described in my Separation Agreement dated June 24, 2004, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Companies, Inc., Platinum Underwriters Holdings, Ltd., their respective subsidiaries and affiliates (collectively, the "Companies") and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release (this "Release"), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the "Release Claims").

            I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:

1. This Release is in exchange for separation payments to which I would otherwise not be entitled;

2. No rights or claims are released or waived that may arise after the date this Release is signed by me;

3. I am hereby advised to consult with an attorney before signing this Release;

4. I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

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5.    I have 7 days following my signature of this Release to revoke the
      Release; and

6. This Release shall not become effective or enforceable until the revocation period of 7 days has expired.

            If I choose to revoke this Release, I must do so by notifying the Companies in writing. This written notice of revocation must be faxed and mailed by first class mail within the 7 day revocation period and addressed as follows:

            Platinum Underwriters Holdings, Ltd.
            The Belvedere Building
            69 Pitts Bay Road

            Pembroke HM 08
            Bermuda
            Attention: General Counsel
            Fax: 441-295-4605

            With a copy to:

            Dewey Ballantine LLP
            1301 Avenue of the Americas
            New York, New York 10019
            Attention: Paul J. Wessel, Esq.
            Fax: 212-259-6333

            This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

            In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

-----------------------------
William A. Robbie

Dated: _______________, 2004

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